Exhibit 99.1

Invitae to Acquire Ciitizen to Strengthen its Patient-Consented Health Data Platform to Improve Personal Outcomes and Global Research

— Ciitizen platform will empower patients to securely collect, organize and benefit from their full range of health data —

— Combination to bring together the power of genomic and clinical information within a new kind of patient data platform to improve healthcare decision making at personal and systemwide levels —

— Hosting Conference Call and Webcast for investors today at 8:30 a.m. ET / 5:30 a.m. PT —

SAN FRANCISCO, September 7, 2021 — Invitae (NYSE: NVTA), a leading medical genetics company, today announced it has entered into a definitive agreement to acquire Ciitizen, a patient-centric consumer health tech company. Backed by a16z, Section 32 and Verily, Ciitizen is working to build a global platform to help patients collect, organize, store and share their medical records digitally. The acquisition would enhance Invitae’s platform by providing patients an easy-to-use, centralized hub for their genomic and clinical information, which together comprise a powerful dataset with the potential to drive research and improve healthcare decision making.

“Invitae is relentlessly pursuing a day when genetics is used routinely to improve healthcare for billions of people around the globe. We believe combining Ciitizen’s state-of-the-art, transparent and patient-consented platform with our technologies and services will accelerate our evolution into a genome information company that informs healthcare throughout one’s life. This would give us the ability to engage patients, create an innovative patient-centered data ecosystem and deliver better outcomes for everyone. Invitae views the acquisition of Ciitizen as an important part of its strategy to be the industry leader across the genetic testing, software and health information technology spaces,” said Sean George, Ph.D., co-founder and CEO of Invitae.

“Ciitizen has already helped patients take ownership of their medical records to optimize therapy for themselves and contribute their data towards a variety of goals, including research on rare diseases,” said Anil Sethi, CEO and founder of Ciitizen. “Patients leave a breadcrumb trail of records behind them, and we believe access to this real-world data is key to personalized therapeutics in the future. The combination of lifelong health history together with Invitae’s world-class genetic and data services would enable a digital ecosystem of personalized services for each patient. Democratization of patient-consented data is expected to improve outcomes by providing access to third-parties for whom the patient has granted consent. Unlike many health data companies, we operate on the premise that it’s the patient’s data, not ours.”

Dr. George continued, “Genomics is currently a laboratory testing-based industry, but in the future it will look very much like an information industry. Developing an open-ended patient-centric platform of genomic, clinical and reported outcomes creates a thriving and purposeful network that truly advances healthcare. Patient control is the big differentiator at Ciitizen and at Invitae; and we believe combining forces is the right strategy for our business going forward.”

Empowering patients to combine their genomic and clinical information to improve clinical care

Invitae is working to aggregate results from the world’s genetic tests into a single, easy-to-use service that makes genetic information accessible to all who can benefit from it - always with patient consent. Over the past five years, Invitae has completed 13 acquisitions that have expanded its testing menu, lowered the cost of its tests, improved its customer experience and enhanced its ability to attract partners. Invitae raised more than $1.4 billion since the beginning of 2021, in part to identify and acquire key assets that bring the company closer to delivering on its vision.

The addition of Ciitizen is expected to empower Invitae to more quickly extend its platform, adding a complementary patient service that streamlines the process of collecting and organizing health information from any source and uses machine learning to transform the unstructured (and largely untapped) health information to enable better care decisions, find clinical trials, and power research using real-world evidence. In addition, as the use of Invitae testing and the Ciitizen service expands, third-party access to consented genomic and other clinical data can be democratized to power a variety of applications that can enhance Invitae’s business and growth strategy.

Transaction Terms

Under the terms of the agreement, Invitae will acquire Ciitizen for approximately $325 million (subject to adjustment), consisting of (i) approximately $125 million in cash and (ii) approximately 7,070,000 shares of Invitae common stock (based upon a trailing average closing price prior to the agreement date). Invitae will also issue approximately $225 million in restricted stock units (RSUs) to new employees who join Invitae in connection with its acquisition of Ciitizen. These RSUs will be granted under Invitae’s 2015 Stock Incentive Plan, which is being amended and restated to increase a pool of shares of Invitae common stock thereunder which is used exclusively for the grant of inducement awards in compliance with New York Stock Exchange Rule 303A.08 (“Rule 303A.08”). These RSUs have been approved by the Invitae Board of Directors and will be made as an inducement material to each employee entering into employment with Invitae in reliance on the employment inducement exemption under Rule 303A.08. These RSUs will cover up to a total of approximately 8,125,000 shares of Invitae common stock (based upon a trailing average closing price prior to the agreement date) and will vest in tranches of one-third upon each of the first, second and third anniversaries of the date of grant, subject to acceleration in the event of a termination without cause by Invitae or a termination with good reason by a recipient. A total of approximately 99 recipients will receive these RSUs, and Anil Sethi, the CEO and founder of Ciitizen, will receive RSUs with respect to approximately 2,011,000 shares of Invitae common stock.

The transaction, which has been unanimously approved by the Boards of Directors of both companies, is expected to close this month.

Conference Call and Webcast today at 8:30 a.m. ET / 5:30 a.m. PT

Management will host a conference call and webcast today at 8:30 a.m. ET / 5:30 a.m. PT to discuss the transaction. To register for the conference call, please use the link below. Upon registering, each participant will be provided with call details and a registrant ID.

Online registration: http://www.directeventreg.com/registration/event/6232019

The live webcast of the call and slide deck may be accessed here or by visiting the investors section of the company’s website at ir.invitae.com. A replay of the webcast and conference call will be available shortly after the conclusion of the call and will be archived on the company’s website.

About Invitae

Invitae Corporation (NYSE: NVTA) is a leading medical genetics company, whose mission is to bring comprehensive genetic information into mainstream medicine to improve healthcare for billions of people. Invitae’s goal is to aggregate the world’s genetic tests into a single service with higher quality, faster turnaround time, and lower prices. For more information, visit the company’s website at invitae.com.

About Ciitizen

Ciitizen is a patient-centric consumer health technology platform that enables patients to collect, store and share their medical records in a single location. Ciitizen developed proprietary machine learning and AI technologies to abstract critical information from unstructured health records to advance the understanding of diseases, match patients with potentially life-saving clinical trials, and enable better care decisions. Ciitizen also provides valuable big data analytics and data quality technologies to the network of Health Information Exchanges (HIEs) to produce research-ready, regulatory-grade data within minutes, instead of hours or days, and ensure HIEs can comply with the Information Blocking regulations.

For more information, visit Ciitizen.com or follow @Ciitizencorp.

Ciitizen, the Ciitizen logo and Ciitizen Corp are trademarks and service marks of Ciitizen Corp. You are not permitted to use the Marks without prior written consent of Ciitizen Corp.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected benefits and advantages of the proposed acquisition, including future products and services and customers served, benefits to patients, synergies, opportunities, product attributes and offerings, and financial and other effects, the transaction structure, and the expected timing of completion of the proposed acquisition; statements regarding Invitae’s belief that the acquisition will accelerate the evolution of its business and the nature and benefits of any such evolution; and Invitae’s beliefs regarding its business and growth strategy and its views with respect to the future of the industry. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to: the ability of the parties to close the transaction, including obtaining any required regulatory approvals; the failure to realize the anticipated benefits from the proposed acquisition on a timely basis or at all; the ability of Invitae to execute its business strategy; the ability of Invitae to develop a health data platform and the benefits thereof; the risk that the anticipated benefits from the proposed acquisition cannot be realized in full or at all or may take longer to realize than expected; risks related to integration and employee retention; the amount and nature of competition; and the other risks set forth in Invitae’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021. These forward-looking statements speak only as of the date hereof, and Invitae disclaims any obligation to update these forward-looking statements.

NOTE: Invitae and the Invitae logo are trademarks of Invitae Corporation. All other trademarks and service marks are the property of their respective owners.

Contact for Invitae:

ir@invitae.com

(628) 213-3369

Media Contact for Ciitizen:

ciitizen@10fold.com

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